Exhibit 99.1

Exelis Inc.	703-790-6300
1650 Tysons Blvd.	703-790-6362 Fax
Suite 1700	www.exelisinc.com
McLean, VA 22102

Investors	Media
Katy Herr	B.J. Talley
703-790-6376	703-790-6349
Katy.Herr@exelisinc.com	William.Talley@exelisinc.com

Exelis shareholders approve acquisition by Harris Corporation

MCLEAN, Va., May 22, 2015 – Exelis Inc. (NYSE: XLS) announced today that its shareholders approved the merger agreement providing for the acquisition of Exelis by Harris Corporation during its special meeting of shareholders held today. More than 97% of the shares voted at the special meeting voted in favor of the transaction, representing more than 79% of all outstanding shares of Exelis.

Exelis also announced today that on May 21, 2015, Exelis and Harris received notification that the Department of Justice had terminated the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act.

The approval of the merger agreement by Exelis shareholders and the termination of the Hart-Scott-Rodino waiting period were two of the final conditions to the closing of the acquisition.

Exelis and Harris expect the merger to close on May 29, 2015. However, the merger remains subject to the satisfaction of the remaining closing conditions set forth in the merger agreement.

The previously announced merger agreement provides that Exelis shareholders will receive $16.625 in cash and 0.1025 of a share of Harris common stock for each share of Exelis common stock. At close, Harris shareholders will own approximately 85 percent of the combined company, and Exelis shareholders will own approximately 15 percent.

“The vote today shows our shareholders understand that together, Harris and Exelis will be better positioned to compete more effectively and profitably in the global marketplace,” said Exelis CEO and President David F. Melcher. “We look forward to the new opportunities for our collective businesses and to bringing existing capabilities into new markets.”

About Exelis

Exelis is a diversified, top-tier global aerospace, defense, information and services company that leverages a greater than 50-year legacy of deep customer knowledge and technical expertise to deliver affordable, mission-critical solutions for global customers. Exelis is a leader in positioning and navigation, sensors, air traffic management solutions, image processing and distribution, communications and information systems; and focused on strategic growth in the areas of critical networks, ISR and analytics, electronic warfare and composite aerostructures. Headquartered in McLean, Virginia, Exelis employs approximately 10,000 people and generated 2014 sales of approximately $3.3 billion. For more information, visit our website at www.exelisinc.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 13,000 employees — including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at harris.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Exelis and Harris, the management of either such company or the proposed transaction between Exelis and Harris, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Exelis and Harris undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to satisfy various conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Exelis’ and Harris’ respective reports filed with the SEC, including Exelis’ Annual Report on Form 10-K for the year ended December 31, 2014 (as amended by Annual Report on Form 10-K/A filed on April 6, 2015), and Harris’ annual report on Form 10-K for the year ended June 27, 2014 and quarterly reports on Form 10-Q for the quarters ended September 26, 2014, and January 2, 2015, in each case, as such reports may have been amended. This document speaks only as of its date, and Exelis and Harris each disclaims any duty to update the information herein.

Additional Information and Where to Find It

In connection with the proposed transaction, Harris has filed with the SEC, and the SEC has declared effective, a Registration Statement on Form S-4 (Reg. No. 333-202539), containing a proxy statement/prospectus regarding the proposed merger. SHAREHOLDERS OF EXELIS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/ PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement/prospectus has been mailed to shareholders of Exelis. Investors and security holders may obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Harris at its web site, www.Harris.com, or from Exelis at its web site, www.Exelisinc.com, or 1650 Tysons Blvd. Suite 1700, McLean, VA 22102, attention: Corporate Secretary.